Exhibit 10.5

FORM OF EMBECTA CORP.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

i

EMBECTA CORP.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

1. Establishment and Purpose of Plan

1.1 Establishment. Embecta Corp., a Delaware corporation (“Embecta” or the “Company”), has adopted this Embecta Corp. Executive Severance and Change in Control Plan (as amended from time to time, the “Plan”), effective as of ________ (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to provide eligible key employees of the Company and certain subsidiaries of the Company who experience a Qualifying Termination (defined below) with severance benefits in accordance with the terms and conditions set forth below. The Company believes that it is in the best interests of the Company’s shareholders to provide financial assistance through severance payments and other benefits to eligible key employees who experience a Qualifying Termination as specified herein. With respect to each Participant (defined below), the Plan supersedes all plans, agreements, or other arrangements for severance benefits or for enhanced severance payments whether or not before, on or after a Change in Control. To the extent the Plan provides deferred compensation it is an unfunded plan primarily for the purposes of providing deferred compensation to a select group of management or highly compensated employees as described in Sections 201, 301 and 401 of ERISA. The Company reserves the right to amend, modify or terminate the Plan at any time for any reason, subject to the limitations set forth herein.

2. Definitions and Construction

2.1 Definitions. Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a) “Accrued Obligations” means the following:

i. any earned but unpaid Base Salary (defined below) through the Participant’s Termination Date (defined below), plus any accrued and unused paid time off (“PTO”) due to the Participant under the Company’s PTO program through the Participant’s Termination Date, which amounts shall be paid to the Participant not later than the payment date for the payroll period next following the Participant’s Termination Date;

ii. reimbursements for any properly reimbursable business expenses to which the Participant is entitled pursuant to any applicable established reimbursement policies, provided that the Participant applies for such reimbursements in accordance with the terms and procedures set forth in the applicable established reimbursement policies, and within the period required by such procedures (but under no circumstances later than ninety (90) days after the Participant’s Termination Date); and

iii. any other amounts or benefits required to be paid or provided or that Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms of the underlying plans or agreements.

(b) “Annualized Bonus” means the greater of (i) a Participant’s annual Bonus (defined below) for the most recently completed Fiscal Year for which annual bonuses have been determined or (ii) a Participant’s average annual Bonus for the two most recently completed Fiscal Years for which annual Bonuses have been determined. In the event that the Annualized Bonus cannot be determined for a Participant under (i) or (ii) above, “Annualized Bonus” with respect to such Participant means the Target Annual Bonus (defined below).

(c) “Base Salary” means the annual base salary in effect immediately prior to the Participant’s Termination Date (without giving effect to any reduction forming the basis for a termination for Good Reason). For the avoidance of doubt, Base Salary does not include any bonuses, commissions, fringe benefits, car allowances, or other special or irregular payments.

(d) “Board” means the Board of Directors of the Company.

(e) “Bonus” means any annual cash bonus payable under any bonus plan, short term incentive compensation plan or other like benefit plan of a Group Company in which the Participant participates, whether or not awards thereunder are discretionary, including without limitation, the Company’s Annual Incentive Plan as in effect from time to time.

(f) “Cause” means any one of the following (other than during a Change in Control Coverage Period, as determined by the Committee in its sole discretion):

i. the Participant’s act of fraud, embezzlement, theft or other intentional material violation of the law in connection with or in the course of his or her employment;

ii. indictment or conviction of the Participant for a felony or crime of moral turpitude in connection with or in the course of his or her employment;

iii. the Participant’s willful or gross misconduct that is likely to materially injure the reputation, business or a business relationship of any Group Company;

iv. the Participant’s willful material violation or breach of any confidentiality, non-competition or non-solicitation obligation (contractual or otherwise) to a Group Company;

v. the Participant’s continued and willful failure or refusal (other than as a result of incapacity due to mental or physical impairment) to perform his or her material duties of employment or to adhere to any written policies of the Company;

vi. the Participant’s sexual harassment of an employee or other third party that has been reasonably substantiated through an investigation in accordance with the Company’s standard human resources policy; or

vii. other than in connection with or in the course of his or her employment, the Participant’s willful conduct that endangers or compromises the health or safety of another employee or creates a hostile work environment.

For purposes of this definition of “Cause,” no act, or failure to act, on the part of the Participant will be deemed “willful” if it was done or omitted to be done by the Participant in good faith or with a reasonable belief that the act or omission was not opposed to the best interests of the Company Group.

If (A) a Group Company has terminated a Participant without Cause or a Participant has resigned for Good Reason and, within six months after the Termination Date, matters constituting Cause become known to a Group Company, or (B) if a Participant resigns for Good Reason after a Group Company learns of matters constituting Cause but before the Group Company is able to effectuate a termination for Cause, the Committee may in any such case, by written notice to a Participant, treat such termination as being for Cause; except that this provision shall not apply following a Change in Control.

(g) “Change in Control” shall have the meaning set forth in the Equity Plan.

(h) “Change in Control Coverage Period” means the period commencing with, and ending 24 months following, the date of a Change in Control. Notwithstanding anything in this Agreement to the contrary, if (i) a Participant experiences a Termination of Employment by the Company without Cause, (ii) the Termination Date of such Participant’s Termination of Employment is prior to the date on which a Change in Control occurs, and (iii) it is reasonably demonstrated by such Participant that such Termination of Employment (x) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (y) otherwise directly arose in connection with or anticipation of a Change in Control, then, solely with respect to such Participant, the “Change in Control Coverage Period” shall mean the period commencing immediately prior to such Termination Date and ending on the date of the Change in Control.

(i) “Claim” shall have the meaning set forth in Section 7.1(a) below.

(j) “Claimant” shall have the meaning set forth in Section 7.1(a) below.

(k) “Claims Administrator” shall have the meaning set forth in Section 6.1(d) below.

(l) “COBRA” means the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(m) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

(n) “Committee” means the Compensation Committee of the Board.

(o) “Company” means Embecta Corp., a Delaware corporation, or any successor thereto.

(p) “Company Group” means the group consisting, from time to time, of the Company and each direct and indirect Subsidiary of the Company.

(q) “Delay Period” shall have the meaning set forth in Section 9.1(b) below.

(r) “Director” means a member of the Board.

(s) “Disability” means the Participant’s disability within the meaning of the applicable long-term disability plan in effect immediately prior to the Termination Date.

(t) “Eligible Employee” means an employee of any Group Company who is designated by the Company as within one of the employee classification levels specified on Schedule A. If there is any question as to whether an Employee is deemed an Eligible Employee for purposes of the Plan, the Committee shall make the determination.

(u) “Employee” means an individual who is classified as an employee on the U.S. payroll of any Group Company, other than any individual scheduled to work fewer than 30 hours per week or any individual classified as a “foreign employee,” meaning an employee based or employed in a country that is not the United States or paid from a non-U.S. payroll (including an employee based in the Commonwealth of Puerto Rico or paid from a payroll in the Commonwealth of Puerto Rico).

(v) “Equity Plan” means the Embecta 2022 Employee and Director Equity-Based Compensation Plan, as it may be amended from time to time, or any successor thereto.

(w) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

(x) “Excise Tax” shall have the meaning set forth in Section 9.2(a) below.

(y) “Existing Restrictive Covenant Agreement” shall have the meaning set forth in Section 5 below.

(z) “Fiscal Year” means the fiscal year of the Company.

(aa) “Good Reason” means any of the following events without the Participant’s express written consent (provided that for Participants other than the CEO and the CEO’s SVP direct reports, solely during a Change in Control Coverage Period):

i. a material reduction (other than during a period of the Participant’s mental or physical impairment) in the Participant’s authority, duties, or responsibilities or the assignment to the Participant of duties on a continuous or regular basis that are materially inconsistent with the duties of the Participant prior to such reduction (or, for Participants other than the CEO and the CEO’s SVP direct reports, prior to the Participant’s Change in Control Coverage Period);

ii. a reduction in the Participant’s base compensation or a material reduction in the Participant’s annual compensation opportunity or long-term incentive compensation opportunity;

iii. a change in the primary location at which the Participant is required to perform the duties of his or her employment to a location that is more than 30 miles from the location at which his or her office is located prior to such change (or, for Participants other than the CEO and the CEO’s SVP direct reports, prior to the Participant’s Change in Control Coverage Period), provided that such change in primary location results in a material increase (i.e., at least 30 minutes) in the Participant’s one-way commuting time;

iv. a material breach by the Company of an employment agreement or contract (including a letter agreement) with the Participant; or

v. the failure of a successor entity to assume the obligations under this Plan or to provide the Participant with a plan providing substantially similar or better severance benefits;

provided, however, in all cases, that the Participant who is asserting that an event constituting Good Reason has occurred has provided the Company with written notice of the circumstances giving rise to the Good Reason event (a “Good Reason Notice”), in accordance with the procedures set forth in Section 8 below, within 60 days after the initial existence of such circumstances. An event constituting Good Reason shall no longer constitute Good Reason if the circumstances described in the Good Reason Notice are cured (and notice of such cure is provided to the Participant) by the Company Group within 30 days following its receipt of the Good Reason Notice. If the Company Group does not cure the circumstances giving rise to the Good Reason event described in the Good Reason Notice within 30 days after receipt of the Good Reason Notice, the Participant who provided the Good Reason Notice may resign for Good Reason only by terminating employment within 30 days following the end of the Company Group’s 30-day cure period.

(bb) “Group Company” means the Company or any other company within the Company Group.

(cc) “Health and Welfare Severance Benefit” shall have the meaning set forth in Section 3.1(e) below.

(dd) “Participant” means any individual who is an Eligible Employee selected by the Committee to participate in the Plan and who executes and returns to the Company a Participation Agreement (defined below).

(ee) “Participation Agreement” means an Agreement to Participate in the Plan, in substantially the form attached hereto as Exhibit A, or in such other form as the Committee may approve from time to time.

(ff) “Prior Year Bonus Payment” shall have the meaning set forth in Section 3.1(c) below.

(gg) “Pro-Rata Bonus Payment” shall have the meaning set forth in Section 3.1(d) below.

(hh) “Qualifying Termination” means the occurrence of either of the following events:

i. the involuntary termination without Cause of a Participant’s employment with a Group Company that employs the Participant; or

ii. such Participant’s resignation from such employment with the Company for Good Reason (which, for Participants other than the CEO and the CEO’s SVP direct reports, can only occur during a Change in Control Coverage Period);

provided, however, that a Qualifying Termination shall not include any termination of a Participant’s employment which is (A) for Cause, (B) a result of a Participant’s death or Disability, (C) a result of a Participant’s resignation other than for Good Reason, or (D) a Participant’s termination following his or her failure to accept a continued employment at a comparable position (as determined by the Committee in its sole discretion) in connection with any sale, divestiture or outsourcing of the company or business unit in which he or she had been employed prior to his or her termination.

(ii) “Separation and Release Agreement” means an agreement between the Participant and the Company in a form that is reasonably acceptable to the Company (which shall be provided to the applicable Participant by the Company as soon as practicable following the Termination Date) that includes a full general release by the Participant in favor of the Company Group and any of its affiliates, stockholders, Directors, officers, employees, agents, insurers, predecessors, successors and/or assigns, and other related parties (including, without limitation, fiduciaries of employee benefit plans) releasing all claims, known or unknown (the “Release”), which at the Company’s discretion, and to the extent permitted by applicable law, may include, among other things, certain restrictive covenants applicable to the Participant, including confidentiality, non-solicitation and non-competition provisions, provided that with respect to a Qualifying Termination during a Change in Control Coverage, the Separation and Release Agreement shall impose no covenants on the applicable Participant other than the Release, and the Release shall be in a form not less favorable to the Participant than the Company’s standard form of Release in effect prior to the applicable Change in Control.

(jj) “Section 409A” means Section 409A of the Code and any applicable regulations (including proposed or temporary regulations) and other administrative guidance promulgated thereunder.

(kk) “Section 409A Change in Control” shall have the meaning set forth in Section 9.1(f) below.

(ll) “Severance Conditions” means that (i) solely outside of a Change in Control Coverage Period, the Participant continues to comply with any restrictive covenants applicable to the Participant by Company policy or by specific written agreement and (ii) no later than the 60th day following the applicable Termination Date, the Participant has delivered to the Company an executed Separation and Release Agreement and such Separation and Release Agreement has become effective, enforceable and irrevocable in accordance with its terms.

(mm) “Severance Payments” shall have the meaning set forth in Section 3.1(a) below.

(nn) “Specified Employee” means a specified employee within the meaning of that term under Section 409A(a)(2)(B)(i) of the Code.

(oo) “Subsidiary,” with respect to the Company, means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee.

(pp) “Target Annual Bonus” means the Participant’s target annual cash bonus opportunity, determined based on the target percentage ascribed to the Participant, as in effect immediately prior to any termination of employment (without giving effect to any reduction forming the basis, in whole or in part, for a termination for Good Reason).

(qq) “Termination Date” means the effective date of the Participant’s Termination of Employment.

(rr) “Termination of Employment” means, in respect of a Participant, a termination of employment with the Company Group as determined by the Committee; provided, however, that with respect to payment of deferred compensation subject to Section 409A, “Termination of Employment” means “separation from service” within the meaning of Section 409A.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. Severance Benefits For Qualifying Terminations

3.1 Benefits for a Qualifying Termination Outside of a Change in Control Coverage Period. If a Participant experiences a Qualifying Termination at any time other than during a Change in Control Coverage Period, such Participant shall receive any Accrued Obligations to which he or she is entitled, and subject to satisfaction of, and compliance with, the Severance Conditions, such Participant shall also be eligible to receive the following benefits set forth in Sections 3.1(a) through (f) below, less applicable taxes, withholdings and deductions.

(a) The Severance Payments. The Participant shall be paid an amount determined in accordance with the chart set forth on Schedule A (the “Severance Payment”). The Severance Payment shall be paid in equal installments in accordance with the Company’s then current payroll practices and shall, subject to Section 9.1, begin as soon as practicable following the Termination Date, provided that the first such payment date shall not be less than five days following the date that the Participant’s Separation and Release Agreement has become effective and irrevocable. Any severance payments that are delayed as a result of the execution of the Separation and Release Agreement will be paid as part of the first installment of the Severance Payment.

(b) Prior Year Bonus Payment. If a Participant’s Termination Date is after the end of the immediately preceding annual Bonus period (i.e., after the end of the last Fiscal Year) but before the Bonus for that year has been paid to the Participant, the Participant shall be paid an annual cash Bonus for the completed bonus year immediately preceding the Participant’s Termination Date (the “Prior Year Bonus Payment”) in the amount determined under the terms of the applicable Bonus plan notwithstanding any provision of the Bonus plan that requires continued employment after the end of the immediately preceding annual Bonus period but subject to all other provisions of the Bonus plan. To the extent that a Participant is entitled to receive the Prior Year Bonus Payment for any Fiscal Year under this Section 3.1(b), such Participant shall not also be entitled to any Bonus payment for such Fiscal Year under the terms of the applicable Bonus plan. Amounts payable under this Section 3.1(b) will be deemed payments attributable to the Participant’s employment prior to or on the Termination Date and not as severance. The Prior Year Bonus Payment shall be paid in a lump sum to the Participant in accordance with the timing of the payments of bonus payments to other executives for the same bonus year.

(c) Pro-Rata Bonus Payment. The Participant shall be paid a pro-rata portion of the annual cash Bonus for the Fiscal Year in which the Termination Date occurs based on achievement of target performance for such year (determined by multiplying the amount of the Target Annual Bonus for the full Fiscal Year by a fraction, the numerator of which is the number of months during the Fiscal Year in which the Termination Date occurs that the Participant had been employed by the Company Group, and the denominator of which is 12) (the “Pro-Rata Bonus Payment”) notwithstanding any provision of the Bonus plan that requires continued employment through the end of the annual Bonus period or beyond but subject to all other provisions of the Bonus plan. For purposes of such calculation, if the Termination Date is on or before the 15th day of the month, the Participant will get credit for one-half month; and if the Termination Date is after the 15th day of the month, the Participant will get credit for the full month. To the extent that a Participant is entitled to receive the Pro-Rata Bonus Payment for any Fiscal Year under this Section 3.1(c), such Participant shall not also be entitled to any Bonus payment for such Fiscal Year under the terms of the applicable Bonus plan. Amounts payable under this Section 3.1(c) will be deemed payments attributable to the Participant’s employment prior to or on the Termination Date and not as severance. The Pro-Rata Bonus Payment shall be paid in a lump sum to the Participant in accordance with the timing of the payments of bonus payments to other executives for the same bonus year.

(d) Health and Welfare Severance Benefit. The Company shall pay the Participant an amount equal to the excess of (i) the monthly cost of COBRA coverage for the Participant’s elected coverage under the Company Group’s group health plan (including medical and dental coverages) as in effect on the day prior to the Participant’s Termination Date over (ii) the portion of such cost that would be paid by an active employee based on the rate in effect on such day, for the period specified in Schedule A (the “Health and Welfare Severance Benefit”).

The Health and Welfare Severance Benefit shall, subject to Section 9.1, be paid in a lump sum to the Participant as soon as administratively practicable following the date the Participant’s Separation and Release Agreement has become effective and irrevocable. The Health and Welfare Severance Benefit described above will be paid regardless of whether or not the Participant and/or the Participant’s enrolled spouse and/or dependents elect to continue their group health plan coverage pursuant to COBRA or otherwise. Any such election will be the sole responsibility of the Participant and/or his or her spouse and/or dependents.

(e) Outplacement Services. During the 12-month period following a Participant’s Termination Date, the Participant will be entitled, at the Company’s cost, to outplacement services provided by a firm selected by the Company. A Participant entitled to outplacement services hereunder must notify the Company of his or her desire to utilize such services within 20 days following his or her Termination Date.

(f) Treatment of Outstanding Equity Awards. Subject to the terms of the Equity Plan and Section 409A, the Committee may in its discretion accelerate the vesting of, or waive or modify performance requirements of, any equity awards granted under the Equity Plan in the event of a termination of the Participant’s employment for any reason other than Cause.

3.2 Benefits for a Qualifying Termination During a Change in Control Coverage Period. If a Participant experiences a Qualifying Termination at any time during a Change in Control Coverage Period, such Participant shall receive any Accrued Obligations to which he or she is entitled, and subject to satisfaction of, and compliance with, the Severance Conditions, such Participant shall be eligible to receive the benefits set forth in Sections 3.2(a) through (f) below (but none of the benefits under Section 3.1 above), less applicable taxes, withholdings and deductions. If a Participant has received any benefits under Section 3.1 and then subsequently becomes entitled to benefits under this Section 3.2, then the benefits payable under Section 3.2 shall be offset by the amount of benefits previously received by the Participant under Section 3.1 (and thereupon the Participant will no longer be entitled to receive any additional benefits under Section 3.1). Subject to potential delay or reduction pursuant to the terms of Sections 9.1 or 9.2 below, all cash payments to which a Participant is entitled to receive under Section 3.2 shall be made in a single lump sum as soon as administratively practicable following the Termination Date, provided that the first such payment date shall not be less than five days following the date that the Participant’s Separation and Release Agreement has become effective and irrevocable.

(a) The CIC Severance Payment. The Participant shall be paid a lump sum amount to be determined in accordance with the chart set forth on Schedule A; provided that in the event of a Qualifying Termination during a Change in Control Coverage Period that occurs prior to the applicable Change in Control or with respect to which the applicable Change in Control is not a “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Code, a portion of the Severance Payment equal to the amount that would have been due under a Qualifying Termination governed by Section 3.1(a) of this Plan shall be paid on the schedule contemplated by Section 3.1(a).

(b) Prior Year Bonus Payment. The Participant shall be paid the Prior Year Bonus Payment, as defined in Section 3.1(b) above, in a lump sum and in accordance with the terms and conditions set forth in Section 3.1(b) above.

(c) Pro-Rata Bonus Payment. The Participant shall be paid the Pro-Rata Bonus Payment as defined in Section 3.1(c) above, in a lump sum and in accordance with the terms and conditions set forth in Section 3.1(c) above.

(d) CIC Continuation Benefit. The Company shall pay the Participant a lump sum amount calculated in the same manner as the Health and Welfare Severance Benefit described in Section 3.1(e) above, and in accordance with the terms and conditions set forth in Section 3.1(d) above; provided, however, that under this Section 3.2(d) the relevant period shall be the period specified in Schedule A.

(e) Outplacement Services. During the 12-month period following a Participant’s Termination Date, the Participant will be entitled, at the Company’s cost, to outplacement services provided by a firm selected by the Company. A Participant entitled to outplacement services hereunder must notify the Company of his or her desire to utilize such services within twenty (20) days following his or her Termination Date.

(f) Treatment of Outstanding Equity Awards. Subject to Section 409A (if applicable) regarding the time of payment of an award under the Equity Plan, (i) any and all non-performance-based awards and performance-based awards granted under the Equity Plan will become fully vested as of the Termination Date and (ii) in the case of performance-based awards, such full vesting will occur on the basis that performance had been achieved at the “target” level specified in the award except where a higher level would be deemed achieved under the terms of the applicable award agreement.

3.3 Other Terminations. If a Participant’s termination of employment results from any reason other than a Qualifying Termination, such Participant shall be eligible only to receive his or her Accrued Obligations.

4. No Contract of Employment

Neither the establishment of the Plan, nor any amendment thereto, nor the payment or provision of any benefits pursuant to the Plan shall be construed as giving any person the right to be employed by any member of the Company Group. The employment relationship between each Participant and any member of the Company Group is an “at-will” relationship. Accordingly, either the Participant or any member of the Company Group that employs the Participant may terminate the relationship at any time. Effective upon a Participant’s Termination of Employment for any reason, the Participant shall hold no further office, directorship or other position with the Company Group and will be deemed to have resigned from any and all such positions.

5. Conflict in Benefits; Noncumulation of Benefits

The terms of the Plan, when accepted by a Participant pursuant to an executed Participation Agreement, shall supersede all prior agreements and arrangements, whether written or oral, and understandings regarding the subject matter of the Plan (including, but not limited to any severance provisions under any employment agreement entered into prior to the effective date of his or her Participation Agreement), and shall be the exclusive terms for the determination of any severance payments and benefits due to such Participant. To the extent that a Participant accepts payments made pursuant to the Plan, such Participant shall be deemed to have waived his or her right to receive a corresponding amount of future severance payments or other severance benefits under any other plan or agreement of the Company Group. Payments and benefits provided under the Plan shall be in lieu of any termination or severance payments or benefits for which the Participant may be eligible under any of the plans or policy of the Company Group or under the Worker Adjustment Retraining Notification Act of 1988 or any similar statute or regulation. The foregoing notwithstanding, the terms of the Plan do not supersede or take priority over the terms or conditions of any agreement between a Participant and a Group Company relating to maintaining the confidentiality of information, the assignment of inventions, non-competition, and/or nonsolicitation of Company Group employees, or any other agreements containing restrictive covenants intended to protect the business and goodwill of the Company Group (any such agreements, collectively, the “Existing Restrictive Covenant Agreements”). This Plan and any Existing Restrictive Covenant Agreement shall be treated and interpreted as complementary, and in the event of any conflict between certain provision(s) in the Plan and certain provision(s) in an Existing Restrictive Covenant Agreement, the provision(s) of the document which is regarded as most beneficial to the Company’s interests, as determined in the Committee’s sole discretion, is the provision(s) that shall be applicable and applied.

6. Administration, Termination, and Amendment of Plan

6.1 Administration. The Committee shall act as the plan administrator of the Plan. The Committee has the sole discretion and authority to administer the Plan, including the sole discretion and authority to:

(a) adopt such rules as it deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors or omissions in the Plan;

(b) determine questions of eligibility and entitlement to benefits and interpret the terms and provisions of the Plan;

(c) act under the Plan on a case-by-case basis; the Committee’s decisions under the Plan need not be uniform with respect to similarly situated Participants; and

(d) delegate its authority under the Plan to any Director, officer, employee, or group of Directors, officers and/or employees of the Company; provided that if any person with administrative authority becomes eligible or makes a claim for Plan benefits, that person will have no authority with respect to any matter specifically affecting his or her individual interest under the Plan, and the Committee will designate another person to exercise such authority. The Committee has delegated its day-to-day ministerial responsibility under the Plan to the Company’s Human Resources Department under the supervision of the Company’s highest level officer in charge of Human Resources or such other person or persons as the Committee may designate (the “Claims Administrator”).

Other than during a Change in Control Coverage Period, any determination of the Committee shall be final and conclusive, and shall bind and may be relied upon by the Company Group, each of the Participants and all other parties in interest.

6.2 Amendment and Termination of the Plan. Subject to compliance with the requirements of Section 409A, the Committee may amend or terminate the Plan in any respect (including any change to the severance benefits) at any time; provided, however, that any amendment that would materially adversely affect Participants, any removal of a Participant from coverage hereunder, or any termination of the Plan shall be effective only with one year’s prior written notice to affected Participant(s); and, provided further, that no action that adversely affects a Participant may be adopted or become effective during a Change in Control Coverage Period.

7. Claims for Benefits

7.1 Claims for Benefits.

(a) No claim shall be required for benefits due under the Plan. Any individual eligible for benefits under this Plan who believes he or she is entitled to additional benefits or who desires to clarify his or her right to future benefits under the Plan (a “Claimant”) may submit his or her application for benefits (“Claim”) to the Claims Administrator, with a copy to the Company’s General Counsel; provided, that in the event that the Claimant seeking benefits would otherwise be the Claims Administrator, then the Company’s Chief Executive Officer (or his or her designee) shall act as the Claims Administrator. All Claims under the Plan must be properly submitted not later than one year after the Termination Date.

(b) When a Claim has been filed properly, it shall be evaluated subject to a full and fair review and the Claimant or his or her duly authorized representative shall be notified of the approval or the denial of the Claim within 90 days after the receipt of such Claim. If special circumstances require an extension of time for processing a Claim, a written notice of the extension shall be furnished to the Claimant before the end of the initial 90-day period. In no event shall such extension exceed 90 days. The notice of extension shall explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the Claim, and the additional information needed to resolve those issues. A Claimant or representative will have at least 45 days to provide the specified information. If a Claim for benefits is denied, in whole or in part, the notice shall be written in a manner calculated to be understood by the Claimant and shall include:

i. The specific reason or reasons for the denial;

ii. References to the specific Plan provisions on which the denial is based;

iii. A description of any additional material or information necessary for the applicant to perfect the Claim and an explanation of why such material or information is necessary; and

iv. A description of the Plan’s Claims review procedures and the time limits applicable to such procedures, and a statement of Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

7.2 Appeal of Denial of Claim.

(a) If a Claim is denied, in whole or in part, or if a Claim is neither approved nor denied within the period specified in Section 7.2(b) or, if applicable, Section 7.2(c) (i.e., is deemed “denied”), Claimant may appeal the denial to the Committee within 60 days after receipt of such denial (or after such Claim is deemed denied). In pursuing such appeal, Claimant or his or her duly authorized representative:

i. may request in writing that the Committee review the denial;

ii. may receive, upon request and free of charge, reasonable access to documents, records and other information relevant to the Claim for benefits; and

iii. may submit documents, records and comments and other information in writing.

(b) Upon receipt of a request for review from a Claimant, the Committee shall make a full and fair evaluation. The decision on review shall be made by the Committee within 60 days of receipt of the request for review. If the Committee determines that special circumstances require an extension of time for processing the Claim, the Claimant or representative will receive a written notice of the extension before the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring the extension and the date by which the Plan expects to render the determination on review. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by Claimant, and, if the decision on review is a denial of the Claim for benefits, shall include:

i. The specific reason or reasons for the denial;

ii. References to the specific Plan provisions on which the denial is based;

iii. A statement that Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to Claimant’s Claim for benefits; and

iv. A statement of Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(c) For these purposes, a document, record or other information is “relevant” to the Claim if it:

i. was relied upon the Claims Administrator in making a decision on the Claim;

ii. was submitted, considered or generated in the course of the Claims Administrator’s making a decision on the Claim without regard to whether the Claims Administrator relied upon it in making that decision; or

iii. complies with administrative processes and safeguards which are designed to ensure and to verify that decisions on Claims are made in accordance with governing Plan documents, whose provisions are applied consistently with respect to similarly situated Claimants.

(d) The Claimant or representative will receive, free of charge, as soon as possible and sufficiently in advance of the date on which a notice of adverse benefit determination on review is required to be provided, any new or additional evidence considered, relied upon or generated in connection with the Claim, and any new or additional rationales forming the basis of the Committee’s determination of the Claim.

7.3 Finality. Other than during a Change in Control Protection Period, all interpretations, determinations and decisions with respect to any Claim, including the appeal of any Claim, and any matter relating to the Plan will be made by the Committee, in its sole discretion, based on the Plan and comments, documents, records and other information presented to it, and will be final, conclusive and binding on all persons. During a Change in Control Protection Period, all such interpretations, determinations and decisions will be subject to de novo review.

7.4 Exhaustion and Time Limit. A Claimant shall have no right to seek review of a denial of benefits, or to bring any action in any court to enforce a Claim, before filing a Claim and exhausting his or her rights to review under Sections 7.2 and 7.3 above. All actions regarding a denial of benefits or a Claim under the Plan must be filed not later than one year after the date on which the Committee issues its adverse benefit determination. Venue for any such action shall be as provided in Section 10.2.

8. Notices

8.1 General. For purposes of the Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

(a) If to the Committee or the Company:

Embecta Corp.

1 Becton Drive

Franklin Lakes, New Jersey 07417

Attention: Jeff Mann

Senior Vice President, General Counsel,

Head of Corporate Development and Corporate Secretary

E-mail: jeff.mann@bd.com; jeff.mann@embecta.com

(b) If to a Participant, at the home address which such Participant most recently communicated to the Company in writing.

8.2 Notice of Change of Address. The Company may provide Participants with notice of a change of address, and a Participant may provide the Company with notice of a change of address, pursuant to this Section 8.

8.3 Participant Information. Each Participant shall notify the Committee of his or her home address and each change of home address. Each Participant shall also furnish the Committee with any other information and data that the Committee considers necessary for the proper administration of the Plan. The information provided by the Participant under this Section shall be binding on the Participant and his or her dependents, beneficiaries, heirs and estate for all purposes of the Plan and the Committee shall be entitled to rely on any representations regarding personal facts made by a Participant unless such representations are known to be false.

8.4 Electronic Media. Under procedures authorized or approved by the Committee, any form for any notice, election, designation, or similar communication required or permitted to be given to or received from a Participant under this Plan may be communicated or made available to the Company or a Participant in an electronic medium (including computer network, e-mail or voice response system) and any such communication to or from a Participant through such electronic media shall be fully effective under this Plan for such purposes as such procedures shall prescribe. Any record of such communication retrieved from such electronic medium under its normal storage and retrieval parameters shall be effective as a fully authentic executed writing for all purposes of this Plan absent manifest error in the storage or retrieval process.

9. Certain Federal Tax Considerations

9.1 Internal Revenue Code Section 409A.

(a) The amounts payable under the Plan are intended to comply with or, to the maximum extent possible, be exempt from Section 409A, and all provisions of the Plan shall be interpreted and construed in a manner that establishes an exemption from or compliance with the requirements for avoiding additional taxes or interest under Section 409A(a)(1)(B) of the Code. In no event whatsoever will the Company Group, or any Board member, officer or employee of any Group Company acting on behalf of the Company Group, be liable for any additional tax, interest or penalties that may be imposed on a Participant under Section 409A or any damages for failing to comply with Section 409A. Notwithstanding anything in this Plan to the contrary, the Board, the Committee and the Company Group do not guarantee the tax treatment of any payments or benefits under this Plan, whether pursuant to the Code, federal, state or local tax laws or regulations.

(b) A Termination of Employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a Termination of Employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If a Participant is deemed on his or her Termination Date to be a Specified Employee, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the date which is the earlier of: (i) the first day of the seventh month following the date of such “separation from service” of such Participant, and (ii) the date of such Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all of the payments of a Participant delayed pursuant to this Section 9.1(b)

(whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to such Participant in a lump sum, without interest, and any remaining payments and benefits due such Participant under the Plan shall be paid or provided in accordance with the payment dates specified herein for such payments or benefits.

(c) All reimbursements of expenses provided for herein shall be payable in accordance with the Company’s expense reimbursement policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant seeking reimbursement. No such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year. The right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d) For purposes of Section 409A, a Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 60 days following the Termination Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) To the extent any payment or benefit which constitutes Section 409A deferred compensation is contingent upon the execution and non-revocation of a Release, then such payment or benefit shall not be made until the latest of: (i) the first payroll date occurring on or after the period for revocation of a Release has expired; and (iii) the set payment date otherwise established for commencing the payments and/or benefits. Further, if the full period given to a Participant to consider such Release plus any revocation period provided for in such Release begins in one calendar year and ends in the subsequent calendar year, then any payment or benefit which constitutes Section 409A deferred compensation shall not be made until the subsequent calendar year.

(f) Notwithstanding any provision of the Plan to the contrary, to the extent that any amount constituting Section 409A deferred compensation would become payable in a lump sum rather than installments under the Plan by reason of a Change in Control, such amount shall become payable in a lump sum only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A (a “Section 409A Change in Control”). The portion of any payment or benefit which constitutes Section 409A deferred compensation and which would otherwise be payable in a lump sum pursuant to Section 3.2 upon a Change in Control that does not qualify as a Section 409A Change in Control shall be paid based upon the time and form of payment set forth in Section 3.2, and with respect to other awards or programs in accordance with the plan or other documents governing such award.

9.2 Internal Revenue Code Section 280G Contingent Cutback.

(a) If any payment(s) or benefit(s) that a Participant would receive pursuant to the Plan and/or pursuant to any other agreement, plan, policy or arrangement would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and applicable regulations, and (ii) but for this Section 9.2 or any reduction provided by reason of Section 280G of the Code in any such other agreement, plan, policy or arrangement, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Participant shall be entitled to receive either (A) the full amount of the parachute payments, or (B) the maximum amount that may be provided to such Participant without resulting in any portion of such parachute payments being subject to the Excise Tax, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local income and employment taxes and the Excise Tax, results in the receipt by such Participant, on an after-tax basis, of the greatest portion of the parachute payments. Any reduction for purposes of clause (B) shall be made in the following order: (i) cash severance payments that are exempt from Section 409A shall be reduced; (ii) other cash payments and benefits that are exempt from Section 409A, but excluding any payments attributable to an acceleration of vesting or payments with respect to equity-based compensation that are exempt from Section 409A, shall be reduced; (iii) any other payments or benefits, but excluding any payments attributable to an acceleration of vesting and payments with respect to equity-based compensation that are exempt from Section 409A, shall be reduced on a pro-rata basis or in such other manner that complies with Section 409A; (iv) any payments attributable to an acceleration of vesting or payments with respect to equity-based compensation that are exempt from Section 409A shall be reduced, in each case beginning with payments that would otherwise be made last in time; and (v) to the extent any of such payments or benefits are Section 409A deferred compensation, such payments shall be reduced, in each case beginning with payments that would otherwise be made last in time but without changing any payment date.

(b) Unless the Company and a Participant otherwise agree in writing, any determination required under Section 9.2(a) shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon such Participant and the Company for all purposes. For purposes of making the calculations required by Section 9.2(a), the Company’s independent public accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and such Participant shall furnish to the Company’s independent public accountants such information and documents as the accountants may reasonably request in order to make a determination under Section 9.2(a). In connection with making determinations under this Section 9.2, the accountants shall take into account the value of any reasonable compensation for services to be rendered by the applicable Participant before or after the Change in Control, including any noncompetition provisions that may apply to the Participant, and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions. The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this provision.

10. Additional Provisions

10.1 Records. The records of a Group Company with respect to a Participant’s length of employment, employment history, reason for employment termination, base pay, absences, and all other relevant matters may be conclusively relied on by the Committee.

10.2 Choice of Law and Dispute Resolution. This Plan is an employee pension benefit plan that is regulated by ERISA, a federal law. Except to the extent pre-empted by ERISA or other federal law, the Plan shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of law provisions. The Company and each Participant agree that the state courts of New Jersey and, if the jurisdictional prerequisites exist at the time, the federal courts in the State of New Jersey, shall have sole and exclusive jurisdiction to hear and determine any dispute or controversy arising under or relating to this Plan. The Company and each Participant irrevocably (i) consents to the exclusive jurisdiction and venue of the courts of New Jersey and federal courts in the State of New Jersey, in any and all actions arising under or relating to this Plan, and (ii) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action. Other than during a Change in Control Coverage Period, the Committee’s interpretation of Plan provisions, and any findings of fact, including eligibility to participate and eligibility for benefits, are final, shall be given deference by any court of law and will not be subject to “de novo” review unless shown to be arbitrary and capricious. The Company and the Participant will each separately pay its counsel fees and expenses unless otherwise determined by a court of competent jurisdiction, provided that with respect to any dispute arising hereunder during a Change in Control Coverage Period, the Company will reimburse the Participant (within ten days of receipt of invoice) for any reasonable legal fees and expenses incurred by a Participant, unless the position of the Participant is finally determined by a court of competent jurisdiction to have been frivolous or advanced in bad faith.

10.3 No Mitigation. No Participant shall have any duty to mitigate the amounts payable under this Plan by seeking or accepting new employment or self-employment following termination. Except as specifically otherwise provided in this Plan, all amounts payable pursuant to this Plan shall be paid without reduction regardless of any amounts of salary, compensation or other amounts that may be paid or payable to the Participant as the result of the Participant’s employment by another employer or self-employment.

10.4 Unfunded Obligation. All amounts payable to Participants pursuant to the Plan are unfunded obligations of the Company. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Payments under the Plan shall be made, as due, from the general funds of the Company. The Plan shall constitute solely an unsecured promise by the Company Group to make such payments to the extent provided herein.

10.5 Recoupment and Offset. The Company has the unilateral right, in its sole discretion, and to the extent permitted by applicable law, to offset the payment of benefits under the Plan against amounts due from a Participant under the Company’s clawback/recoupment policy as in effect from time to time (including, without limitation, any clawback, recovery or recoupment policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s common stock may be listed) and against any other amounts owed to the Company Group by a Participant.

10.6 Overpayments. If any overpayment is made to a Participant under the Plan for any reason, the Company will have the right to recover the overpayment. The Participant and his successors shall cooperate fully with the Company and return any overpayment. The Company also has the right to offset an overpayment from any other payment of compensation made to or on behalf of the Participant.

10.7 Limitation of Liability; Indemnification.

(a) The members of the Board, the Committee and the Claims Administrator shall have no liability with respect to any action or omission made by them in good faith or from any action made in reliance on (i) the advice or opinion of any accountant, legal counsel, medical adviser or other professional consultant or (ii) any resolutions of the Board certified by the secretary or assistant secretary of the Company. Each member of the Board, the Committee, the Claims Administrator and each employee to whom are delegated duties, responsibilities and authority with respect to the Plan shall be indemnified, defended, and held harmless by the Company and its successors against all claims, liabilities, fines and penalties and all expenses (including but not limited to attorneys’ fees) reasonably incurred by or imposed on such member of the Board, the Committee, the Claims Administrator and each employee to whom such duties, responsibilities and authorities are delegated that arise as a result of his, her or its actions or failure to act in connection with the operation and administration of the Plan, to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty or expense is not paid for by liability insurance purchased by or paid for by the Company (or any of the other companies in the Company Group). Notwithstanding the foregoing, the Company shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

(b) To the extent applicable, the Company will continue to cover each Participant under its directors’ and officers’ insurance policy following the applicable Termination Date for a period of time equal to the applicable statute of limitations. The Company shall indemnify and hold each Participant harmless to the fullest extent legally permitted or authorized by the Company’s by-laws or by applicable law, in respect of any liability, damage, cost or expense (including reasonable attorneys’ fees) actually and reasonably incurred in connection with the defense of any claim, action, suit or proceeding to which the Participant is a party by reason of the Participant’s being or having been an officer or director of the Company or any subsidiary or affiliate, or the Participant’s serving or having served at the request of such other entity as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans. Without limiting the generality of the foregoing, the Company shall pay the expenses (including reasonable attorneys’ fees) actually and reasonably incurred in defending any such claim, action, suit or proceeding in advance of its final disposition, upon receipt of the Participant’s undertaking to repay all amounts advanced unless it is ultimately determined that the Participant is entitled to be indemnified under this Section.

10.8 No Representations. By executing a Participation Agreement, a Participant acknowledges that in becoming a “Participant” in the Plan, such Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company Group which is not set forth explicitly in the Plan.

10.9 Waiver. No waiver by a Participant or the Company Group of any breach of, or of any lack of compliance with, any condition or provision of the Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

10.10 Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Benefits Not Assignable. Except as otherwise required by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective.

10.12 Tax Withholding. All payments made pursuant to the Plan will be subject to withholding of applicable income and employment taxes.

10.13 Further Assurances. From time to time, at the Company’s request and without further consideration, a Participant shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of the Plan, such Participant’s Participation Agreement, and/or such Participant’s Separation and Release Agreement.

10.14 Successors. This Plan shall inure to the benefit of and be binding upon the Company, each company with the Company Group, and their respective successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of any Group Company to assume expressly and agree to comply with this Plan in the same manner and to the same extent that such Group Company would be required to comply with it if no such succession had taken place. Failure to require such assumption will be a material breach of this Plan. Any successor to the business or assets of any Group Company that assumes or agrees to perform this Plan by operation of law, contract, or otherwise shall be jointly and severally liable with the Company Group under this Plan as if such successor were the employer.

10.15 Payments to Beneficiary. If a Participant dies after becoming entitled to payments under this Plan but before receiving all amounts to which he or she is entitled under this Plan, then such remaining amounts shall be paid to his or her estate notwithstanding his or her marital status.

Schedule A

Eligible Employees and Severance Schedule

Job Level/Title	Severance Formula (Outside of CIC Coverage Period)	Health & Welfare Severance Benefit Period	CIC Severance Formula (During CIC Coverage Period)	Health & Welfare Severance Benefit During CIC Coverage Period
CEO	24 months of Base Salary plus 2x Target Annual Bonus	24 months	3x sum of (i) Base Salary as of the Termination Date plus (ii) greater of (a) Target Annual Bonus or (b) Annualized Bonus	36 months
CEO SVP Direct Reports	12 months of Base Salary plus 1x Target Annual Bonus	12 months	2x sum of (i) Base Salary as of the Termination Date plus (ii) greater of (a) Target Annual Bonus or (b) Annualized Bonus	24 months
VPs as Designated by the Committee	9 months of Base Salary	9 months	1x sum (i) of Base Salary as of the Termination Date plus (ii) greater of (a) Target Annual Bonus or (b) Annualized Bonus	12 months

Schedule A

EXHIBIT A

FORM OF AGREEMENT TO PARTICIPATE IN THE EMBECTA EXECUTIVE SEVERANCE AND

CHANGE IN CONTROL PLAN

[EMBECTA LETTERHEAD]

[DATE], 20

AGREEMENT TO PARTICIPATE IN THE EMBECTA CORP.

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN

Dear [INSERT PARTICIPANT NAME],

As a critical employee of Embecta Corp. (the “Company” and, together with its direct and indirect subsidiaries, the “Company Group”) or another member of the Company Group, you are eligible to participate in the Company’s newly adopted Executive Severance and Change in Control Plan (as amended from time to time, the “Plan”). A copy of the Plan is enclosed with this Agreement to Participate in the Embecta Executive Severance and Change in Control Plan (the “Participation Agreement”). Capitalized terms used in this Participation Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

The Company considers the severance benefits offered under the Plan to be an important part of our overall executive compensation program and consistent with competitive market practice. We believe that providing appropriate severance benefits helps to attract and retain highly qualified executives by providing income continuity in the event of an involuntary termination of employment. These arrangements also allow the Company Group to protect its interests through corresponding confidentiality, non-solicitation, noncompetition and other restrictive covenants, which are among the provisions that will be incorporated into a Separation and Release Agreement that the Participant in the Plan must execute and return (and not thereafter revoke) in order to be eligible to receive the severance benefits set forth in the Plan. You are hereby notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You are further notified that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (a) file any document containing the trade secret under seal; and (b) do not disclose the trade secret, except pursuant to court order.

By accepting this Participation Agreement, you hereby acknowledge, agree and confirm that:

1. You have received a copy of the Plan and have read, understand and are familiar with the terms and provisions of the Plan;

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2. The Plan supersedes and replaces the severance provisions of any existing severance arrangement (or other agreement providing for severance benefits), whether written or unwritten, to which you are a party[, including but not limited to the [INSERT NAME(S) OF EXISTING AGREEMENT(S) PROVIDING SEVERANCE BENEFITS], dated [INSERT DATE]] (each, a “Prior Severance Agreement”). You agree that each Prior Severance Agreement is hereby rendered null and void and no longer in effect. You further agree that in no circumstances are you or will you be eligible to receive severance benefits of any kind under a Prior Severance Agreement.

3. The employment relationship between yourself and the Company (or any Group Company that employs you) is an “at-will” relationship;

4. In order to obtain certain of the severance benefits provided for in the Plan, you will be required to execute, deliver, and not thereafter revoke, a Separation and Release Agreement, which will contain, among other things, certain restrictive covenants to which you will be subject;

5. Disputes and disagreements regarding your right to severance benefits under the Plan are governed by a claims procedure set forth in Section 7 of the Plan, which you must follow; and

6. The Company has the unilateral right, in its sole discretion, to offset the payment of benefits to you under the Plan against amounts due from you under the Company’s clawback/recoupment policy as in effect from time to time and against any other amounts that you owe to the Company Group.

You acknowledge that: (i) the Plan confers significant legal rights and obligations; (ii) the Company has encouraged you to consult with legal and financial advisors as appropriate; and (iii) you have had adequate time to consult with such advisors before executing this Participant Agreement.

Please indicate your acceptance and agreement to the Plan and this Participation Agreement by signing in the space indicated below and returning the agreement to the Company by no later than [INSERT]. Upon your acceptance, you shall be deemed a “Participant” of the Executive Severance Plan as of the date your duly signed Participation Agreement is received by the Company.

Sincerely,

EMBECTA CORP.

By:

Name:

Title:

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AGREED AND ACCEPTED BY THE UNDERSIGNED ON THIS          DAY OF        , 20    .

PARTICIPANT

[INSERT PARTICIPANT NAME]
Signature

Name Printed

Address

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